Part A: Farglory Life Insurance Company

Part B: LAW Insurance Broker Comapnay Co., LTD

According to Part B soliciting the policies underwritten by Part A, both parties agree to enter into the ways as follows:

Article 1

This Agreement is a three-year period one, becoming effective from 1st January 2001 to 12th December 2004.

If both parties have no contra in written one month before the end of each agreement period, it is deemed that the same conditions will be renewed for another three years.

Article 2

The scope of business conducted by Part B:

(1)	The interpretation of life insurance products Part A provides.
(2)	Collecting the initial premium and forwarding it to Part A on the basis of time limit set by Part A.
(3)	Collecting the application forms and the related documents, and forwarding them to Part A on the basis of time limit set by Part A. http://tw.knowledge.yahoo.com/question/question?qid=1005011001221

Part A will modify the scope of business referred above depending on the development of business.

Article 3

The remunerations for Part B are listed in the Exhibit 1 and Exhibit 2 (sales tax all included), but Part A will revise them depending on the actual situation.

Article 4

Obligations of Part A:

(1)	Part A shall pay Part B for the business solicited by Part B under Article 3. The brokerage rates shall be informed and sent to Part B in written when new products are released by Part A. The rates is deemed as part of the Agreement.
(2)	Part A shall assist Part B with training and coaching the solicitors depending on the existing equipment and manpower.

Article 5

Obligations of Part B:

(1)	Part B agrees that the initial premium collected for each contract year shall be not less than 3 million, and the continuity rate of 13-month for each contract year shall be over than 75%. If the two standards aforementioned are not achieved, Part A shall unilaterally restrict the scope of business in Article 2 or abrogate the Agreement. Part B agrees to this without demour.
(2)	If dealing with the money,notes,property and securities belonged to Part A, Part B shall immediately delivery them to Part A. Part B shall not offset them against the remunerations.
(3)	Part B shall immediately inform the policyholders in written that the solicitors are altered because of their resignation. Part B shall be responsible for the compensation resulted from the fraud of the premium caused by the resigning solicitors.
(4)	The premium receipts, travel insurance policies or insurance certificates guaranteed by Part B shall be conducted in light of Part A’s prescriptions. If the premium handled by part B is not delivered to Part A as required or Part B does not declare within the deadline after depositing initial premium, Part B shall be responsible for liabilities and any other damage arisen.
(5)	Besides complying with relevant laws and regulations, Part B shall factually inform the policyholders of the clauses and notice of participation; And Part B shall also factually specify the declaration from the policyholders. In case Part B violates the laws and regulations stated above or makes Part A involed in lawsuit due to intentional negligence or suffer any damage, Part B shall be responsible for indemnification incurred.
(6)	Part B shall not change or modify the policy clauses of Part A at will, and not promise the applicants what is beyond the policy clauses. In case of violation, Part B shall be responsible for the consequences.
(7)	Part B shall obtain the written assent from Part A when making advertisement or external propaganda in name of Part A. Otherwise, Part B shall not use them without permission.
(8)	Part B shall provide necessary service to policyholders, who are dealed with by Part B and insured by Part A.
(9)	Part B shall return all remunerations to Part A when the policies that Part B dealed with are null and void, revoked or rescinded because of violation of duty of disclosure. Part A shall deduct the remunerations from brokerage it should pay.

Articl 6

Besides those dismissed by Part A, Part B shall not contract with the solicitors who are employed by Part A, or who have resigned for less than one year, or who have other effective contracts. Part B shall also not offer the operational remunerations to them. In case of violation of the previous pledge, it shall be conducted pursuant to the following regulations:

(1)	The policies shall return to original solicitation of units, and so do the remunerations.
(2)	Part A shall notify in written, and Part B shall abrogate the act straight away.

Article 7

If the solicitation or recruiting against good faith doctrine or public policy by Part B affects the goowill or rights and interests of Part A, Part A shall notify Part B of the Agreement abrogated.

Article 8

If the same insured insures a new policy within 6 months after suspension, termination, paid-up, the reduction of the sum insured or deferment, Part B shall not be paid the brokerage of the first policy year. But as for the increase of premium, the calculation of brokerage follows the provisions as required.

Article 9

If the violation of the Agreement made by Part B results in the loss to Part A, Part B shall be responsible for the compensation. And Part A shall offset the remuneration against the compensation, and shall abrogate the Agreement.

Article 10

If the person in charge or the authorized signatory of Part B fails to execute his duties for some reason, the successor shall accomplish the signature pursuant to the Agreement straightaway.

If the practising certificate of Part B is overdue, it should be suspended to take charge of Part A’s products. Part B shall not continue to undertake the product business until the certificate is renewed and submitted to Part A for reference.

Article 11

After the termination of the Agreement:

(1)	Part A agrees that part of life insurance brokerage will be issued to Part A or to its designated successor (the legal entity) pursuant to the Exhibit 1. Part B agrees that the outstanding debts, plus 5% interest, owed to Part A shall be deducted from the obtained remunerations.
(2)	If Part B continues to operate, Part A agrees to reissue the outstanding renewal service subsidy of the year on February the following year for the collect fee rate over 80%. The collect fee rate of renewal premium receivable of Part B is computed every year by Part A.
(3)	The business of personal accident insurance and group insurance is handled pursuant to Part B’s assistant.

Article 12

When the Agreement abrogates, Part B has the obligations under Article 2 item 3. Part B shall be responsible for the compensation if negligence attributed to it results in the loss to policyholders or Part A.

Article 13

The documents used in intercourse are regarded as part of this contract.

Article 14

The regulations not included in this contract are subject to Insurance Law, Regulations Governing the Administration of insurance Agents, Brokers and Surveyors as well as related laws and regulations.

Article 15

The modifications to this contract and attachments shall be implemented with the consents of parties.

Article 16

Actions arising from the Contract, Taiwan Taiepi District Court of the first instance is deemed to be the court having jurisdiction.

Article 17

The contract is served in bipartite. Each party holds one copy, and each copy shall be of equal authenticity.